Filed pursuant to Rule 433

Registration No. 333-255156

BLACKROCK, INC.

$1,250,000,000 SENIOR UNSECURED NOTE OFFERING

PRICING TERM SHEET

May 17, 2023

$1,250,000,000

4.750% Notes due 2033

Issuer:	BlackRock, Inc. (“BlackRock”)

Expected Ratings*:	Aa3 by Moody’s Investors Service, Inc. AA- by Standard & Poor’s Ratings Services

Trade Date:	May 17, 2023

Settlement Date**:	May 25, 2023 (T+6)

Principal Amount:	$1,250,000,000

Maturity Date:	May 25, 2033

Benchmark Treasury:	3.375% due May 15, 2033

Benchmark Treasury Price and Yield:	98-10; 3.577%

Spread to Benchmark Treasury:	+130 basis points

Yield to Maturity:	4.877%

Price to Public:	99.004%

All-in-Price to Issuer:	98.554%

Proceeds to Issuer before Expenses:	$1,231,925,000.554

Coupon:	4.750%

Interest Payment Dates:	Paid semi-annually on May 25 and November 25, commencing November 25, 2023

Optional Redemption:	Make-whole call at Treasury +20 basis points prior to February 25, 2033; par call at 100% of principal amount on or after February 25, 2033

CUSIP:	09247X AT8

ISIN:	US09247XAT81

Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. HSBC Securities (USA) Inc. Barclays Capital Inc.

Co-Managers:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

ICBC Standard Bank Plc[1]

[1]

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and is not a U.S.-registered broker-dealer. All sales of securities in the U.S. will be made by or through U.S.-registered broker-dealers. ICBC Standard Bank Plc may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell notes constituting part of its allotment solely outside the United States.

Loop Capital Markets LLC

Mizuho Securities USA LLC

Mischler Financial Group, Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SG Americas Securities, LLC

Wells Fargo Securities, LLC

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Cabrera Capital Markets LLC

CastleOak Securities, L.P.

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before delivery may be required, because the notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the notes prior to two business days before delivery, you should consult your own advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC, including the preliminary prospectus supplement dated May 17, 2023, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement, when available, if you request it by calling (i) J.P. Morgan Securities LLC collect at 1-212-834-4533; (ii) BofA Securities, Inc. toll-free at 1-800-294-1322; and (iii) HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.